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                                                                     EXHIBIT 5.1
Greensfelder, Hemker & Gale, P.C.
Attorneys at Law

2000 Equitable Building
10 South Broadway
St. Louis, Missouri  63102-1774

telephone (314) 241-9090
telefax (314) 241-8624


July 13, 2001

Brand Services, Inc.
Suite 270
15450 South Outer Highway 40
Chesterfield, Missouri  63017

Gentlemen:

         We have acted as your counsel in connection with the filing of combined Post-Effective Amendment numbers 3 and 4 to your Registration Statement on Form S-1 (file number 333-56817) under the Securities Act of 1933. The amendments relate, on a combined basis, to prospective market making transactions in your 10 1/4 % Senior Notes due 2008 (originally file number 333-56817) and in your 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (originally file number 333-56813).

         In connection therewith, we have reviewed the authorizations and proceedings pursuant to which

1. you conducted a registered exchange offer pursuant to which the presently outstanding shares of 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share (the "Preferred Stock"), were exchanged for a like number of shares of your 14.5% Senior Exchangeable Preferred Stock due 2008, $0.01 par value per share, as originally issued; and

2. you conducted a registered exchange offer pursuant to which your presently outstanding 10 1/4 % Senior Notes due 2008 (the "Senior Notes") were exchanged for a like principal amount of your 10 1/4% Senior Notes due 2008 as originally issued.

We have also reviewed the provisions of the Certificate of Designation establishing the terms of the Preferred Stock, including the portions thereof which specify conditions that permit you to elect to exchange indebtedness to be evidenced by your 14.5% Junior Subordinated Exchange Debentures due 2008 (the "Exchange Debentures") in retirement of the Preferred Stock. The Registration Statement originally filed as number 333-56813 includes, in addition to the shares of Preferred Stock, the Exchange Debentures.

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                                                            Brand Services, Inc.
                                                                   July 13, 2001
                                                                          Page 2


         In connection with such reviews, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion including proceedings of your Board of Directors and Shareholders bearing thereon and materials filed as exhibits to the respective registration statements referenced above.

         Upon the basis of the foregoing, we are of the opinion that:

         - the outstanding Senior Notes, when authenticated by the Trustee in accordance with the terms of the indenture relating thereto, constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and equitable principles of general applicability;

          - the Preferred Stock has been duly and validly authorized by the Company and the outstanding shares of Preferred Stock have been validly issued and are fully paid and non-assessable; and

          - the Exchange Debentures issuable upon exchange of the Preferred Stock, when and if issued in accordance with the terms of the Certificate of Designations and validly executed, authorized and delivered in exchange for the Preferred Stock, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally and equitable principles of general applicability.

         We are members of the Bar of the State of Missouri and the foregoing opinion is limited to the laws of the State of Missouri, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment No. 4 to the Registration Statement referenced above. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

                                                     Yours very truly,

                                            GREENSFELDER, HEMKER & GALE, P.C.